Exhibit 10.5
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”) is made and entered into this 11th day of October, 2005, by and between Stewart Enterprises, Inc., a Louisiana corporation (the “Company”) and Michael K. Crane (the “Employee”).
     WHEREAS, the Company entered into an Employment Agreement with the Employee effective as of November 1, 2004, (the “Employment Agreement”);
     WHEREAS, the Company entered into a Change of Control Agreement with the Employee effective as of November 1, 2004 (the “Change of Control Agreement”);
     WHEREAS, the Employee and the Company have agreed that Employee will retire from his employment with the Company and that Employee will assist the Company with an orderly transition, as provided herein; and
     WHEREAS, the Employee and the Company have agreed on certain benefits that are different from those that might otherwise be provided under the Employment Agreement.
     NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Effective Time. This Agreement shall be effective July 14, 2005 (the “Effective Date”) following its execution and delivery by the parties hereto.
     2. Employment. For the period beginning August 1, 2005 through October 31, 2005, Employee shall continue to be employed by the Company on a full-time basis and shall hold the title of Senior Vice President. Effective at the close of business on October 31, 2005 (the “Termination Date”), Employee shall retire from all positions with the Company and its subsidiaries. While employed hereunder, the Employee’s duties shall be to assist the Company in effecting an orderly transition from four to two divisions, to assist with strategic planning and to perform such other duties as may be reasonably requested by the Company’s Board of Directors or the Company’s Chief Executive Officer.
     3. Pre-Termination Compensation and Benefits. While the Employee is employed pursuant to this Agreement, Employee’s compensation and benefits shall remain unchanged. In particular, the Employee shall continue to receive the Base Salary and be eligible to receive a Bonus for the fiscal year ending October 31, 2005 under the terms provided in Appendix A to the Employment Agreement.
     4. Post-Termination Payments. In accordance with the terms of the Employment Agreement applicable to a termination by the Employee for “Good Reason,” the Company shall pay to the Employee $300,000 (Three Hundred Thousand Dollars), which sum shall be payable in equal semi-monthly installments over a two-year period beginning on the first regular payroll date of the Company on or after May 1, 2006 and continuing at such intervals as other salaried employees of the Company are paid.

     5. Post-Termination Health Insurance. Subject to the conditions described in this paragraph 5, the Employee shall be entitled to continue to participate through October 31, 2006 in the Stewart Enterprises, Inc. group health insurance program on the same terms as are applicable to the Company’s executive officers. The Employee shall be offered COBRA continuation coverage with the COBRA continuation coverage period beginning November 1, 2006. The Company’s obligation to provide continued health insurance coverage described herein is subject to approval by the applicable re-insurance provider. The Company agrees to use its best efforts to obtain such consent. In the event the Company is unable to obtain such consent, the Company shall self-insure or shall fund the cost of comparable insurance issued directly to the Employee.
     6. Options and Restricted Stock. The Employee’s stock options and restricted stock shall remain in effect in accordance with their terms, it being acknowledged that those options and restricted stock that vest in accordance with their terms on or before October 31, 2005 shall vest as so provided, and that those options and restricted stock that vest thereafter shall be forfeited; provided, however, that if the Employee’s employment hereunder terminates for any reason prior to October 31, 2005, options and restricted stock scheduled to vest after the date of termination of employment shall be forfeited.
     7. Post-Employment Benefits. Upon the Employee’s retirement on October 31, 2005, the Employee shall be entitled to such benefits under Company benefit plans in which he is a participant applicable to a voluntary termination of his employment on October 31, 2005, in accordance with the terms and conditions of such plans, including such benefits as he may be entitled to receive under the Company’s Supplemental Executive Retirement Plan (the “SERP”), Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”) and 401(k) plan, except that:
     (a) for purposes of calculating Employee’s retirement benefits under the SERP, Employee shall be credited with an additional year in age such that the benefit, as a percentage of Final Average Pay, as defined in the SERP, shall be 35.8%, which is the SERP benefit that Employee would have been entitled to receive had he retired on October 31, 2006; and
     (b) in order that Employee may avoid the imposition of interest and additional tax under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as amended, no payments shall be made to Employee under the SERP or the Deferred Compensation Plan until the Company’s first regular payroll date on or after May 1, 2006, but the first payment made to the Employee under each such plan shall be equal to the total payments that Employee would have been entitled to receive under the terms of such plans, if payments had been made on each of the Company’s regular payroll dates from December 1, 2005 through the first regular payroll date on or after May 1, 2006.
     The additional SERP benefits provided in paragraph 7(a) above shall be treated as an additional deferral of compensation and shall be subject to Section 409A. The additional benefit described in paragraph 7(a) above shall be forfeited by Employee, along with other SERP benefits, if Employee engages in certain restricted activities in certain areas as provided in Article 9 of the SERP. All compensation, fringe benefits, perquisites and participation in any bonus or incentive plan shall cease as of the date of termination of Employee’s employment, unless otherwise specifically provided herein.
     8. Indemnity Agreement. The Indemnity Agreement dated as of December 23, 2004 by and between the Company and the Employee shall survive this Agreement and remain in full force and effect in accordance with its terms.
     9. Effect on Employment Agreement and Change of Control Agreement. Except as modified hereby, the Employment Agreement, including without limitation, the nondisclosure, noncompetition and proprietary rights covenants contained therein, shall remain in full force and effect. The Change of Control Agreement shall terminate effective as of the Effective Date of this Agreement.
     10. Withholding. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STEWART ENTERPRISES, INC.
By:	/s/ JAMES W MCFARLAND
James W. McFarland
Compensation Committee Chairman

EMPLOYEE:
/s/ MICHAEL K. CRANE
Michael K. Crane